Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2017 RESULTS

MOORESTOWN, NJ – November 7, 2017 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the third quarter of 2017.

Third Quarter 2017 Highlights

•	GAAP net income applicable to common stockholders of $6.2 million, or $0.49 per diluted share
•	Core earnings attributable to common stockholders of $6.6 million, or $0.52 per share
•	Book value of $20.05 per share at September 30, 2017, a 0.6% increase net of the Company’s third quarter dividend
•	Declared regular common dividend of $0.49 per share; annualized common dividend yield at market close was 11.0% at November 6, 2017
•	Aggregate portfolio leverage stood at 5.0x at September 30, 2017
•
On August 10, 2017, the Company closed an underwritten public offering of 2,200,000 shares of its 8.20% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), resulting in net proceeds to the Company of approximately $58.1 million, before offering expenses. The underwriters partially exercised their overallotment option to purchase an additional 200,000 shares of Preferred Stock, and that transaction closed on August 17, 2017.

•	Declared preferred dividend of $0.33028 per share for the short first period

“We are pleased with the progress we made on our strategic initiatives during the third quarter,” stated Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “In particular, we further strengthened our capital position with the completion of our preferred stock offering and we added optionality to our sources of MSR purchases and subservicing operations.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the third quarter of 2017 of $6.2 million, or $0.49 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $5.8 million of net interest income, $4.7 million of net servicing income, a net realized loss of $0.2 million on the RMBS portfolio, a net realized loss of $1.5 million on derivatives, a net unrealized gain of $1.7 million on derivatives, a net unrealized loss of $2.3 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.9 million.

Core earnings attributable to common stockholders for the third quarter of 2017 were $6.6 million, or $0.52 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended September 30,
	2017	2016
Income
Interest income	$11,932	$7,157
Interest expense	6,096	1,877
Net interest income	5,836	5,280
Servicing fee income	6,307	2,365
Servicing costs	1,626	641
Net servicing income (loss)	4,681	1,724
Other income (loss)
Realized gain (loss) on RMBS, net	(169)	770
Realized gain (loss) on derivatives, net	(1,480)	(2,147)
Unrealized gain (loss) on derivatives, net	1,684	3,199
Unrealized gain (loss) on investments in Excess MSRs	-	117
Unrealized gain (loss) on investments in MSRs	(2,334)	(1,847)
Total Income	8,218	7,096
Expenses
General and administrative expense	948	864
Management fee to affiliate	948	802
Total Expenses	1,896	1,666
Income (Loss) Before Income Taxes	6,322	5,430
(Benefit from) provision for corporate business taxes	(537)	(89)
Net Income (Loss)	6,859	5,519
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(93)	(77)
Dividends on preferred stock	593	-
Net Income (Loss) Applicable to Common Stockholders	$6,173	$5,442
Net income (Loss) Per Share of Common Stock
Basic	$0.49	$0.72
Diluted	$0.49	$0.72
Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,700,348	7,511,653
Diluted	12,711,776	7,528,188

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the third quarter 2017 was approximately $3.4 million.

	Three Months Ended September 30,
	2017	2016
Net income (loss)	$6,859	$5,519
Other comprehensive income (loss):
Net unrealized gain on RMBS	3,405	1,110
Reclassification of net realized (gain) loss on RMBS included in earnings	169	(770)
Other comprehensive income	3,574	340
Comprehensive income	$10,433	$5,859
Comprehensive income attributable to noncontrolling interests in Operating Partnership	142	99
Dividends on preferred stock	593	-
Comprehensive income attributable to common stockholders	$9,698	$5,760

Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended September 30, 2017

The Company realized servicing fee income of $6.3 million from its MSR portfolio, interest income of $11.9 million from its RMBS portfolio and a net loss of $2.3 million primarily related to unrealized losses on MSRs. The unpaid principal balance for the MSR portfolio stood at $9.7 billion as of September 30, 2017 and the carrying value of the MSR portfolio ended the quarter at $97.1 million.  Net interest spread for the RMBS portfolio stood at 1.3% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.0x.

The RMBS portfolio had both book and carrying values of approximately $1.8 billion at quarter end September 30, 2017.  The portfolio had a weighted average coupon of 3.9% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions and TBAs.  At quarter end of September 30, 2017, the Company held interest rate swaps with a notional amount of $994.7 million, swaptions with a notional amount of $130.0 million and TBAs with a notional amount of $53.5 million.

As of September 30, 2017, Cherry Hill’s GAAP book value was $20.05 per diluted share, a 0.6% increase net of the third quarter dividend, from the book value per share of $19.94 as of June 30, 2017.

Dividends

On September 15, 2017, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the third quarter of 2017. The dividend was paid in cash on October 24, 2017 to common stockholders of record as of the close of business on September 29, 2017. Additionally, the Board of Directors declared a dividend of $0.33028 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock for the short first period. The dividend was paid in cash on October 15, 2017 to preferred stockholders of record as of the close of business on September 29, 2017.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, and changes in fair value of MSRs primarily due to realization of expected cashflows (runoff). Core earnings is adjusted to exclude outstanding LTIP-OP units in our Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings include yield maintenance payments received in connection with the sale of the Company’s Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended September 30, 2017 and 2016:

	Three Months Ended September 30,
	2017	2016 (1)
Net income (loss)	$6,859	$5,519
Realized (gain) loss on RMBS, net	169	(770)
Realized loss on derivatives, net	1,480	2,147
Unrealized (gain) loss on derivatives, net	(1,684)	(3,199)
Unrealized (gain) loss on investments in Excess MSRs	-	(117)
Unrealized (gain) loss on investments in MSRs	2,334	1,847
Tax (benefit) expense on unrealized (gain) loss on MSRs	(643)	(91)
Estimated 'catch up' premium amortization cost	-	21
Changes due to realization of expected cash flows	(1,975)	(1,228)
Yield maintenance income	750	-
Total core earnings:	$7,290	$4,129
Core earnings attributable to noncontrolling interests in Operating Partnership	(100)	(76)
Dividends on preferred stock	593	-
Core Earnings Attributable to Common Stockholders	$6,597	$4,053
Core Earnings Attributable to Common Stockholders, per Share	$0.52	$0.54
GAAP Net income (Loss) Per Share of Common Stock	$0.49	$0.72

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.
(1) Reflects revised method of calculating MSR amortization.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission on November 7, 2017.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of September 30, 2017 and its results of operations for the third quarter of 2017 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-855-327-6837 (from within the U.S.) or 1-631-891-4304 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Third Quarter 2017 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on December 7, 2017 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “10003737.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com